Amended and Restated Certificate of Incorporation
of
ING LIFE INSURANCE AND ANNUITY COMPANY
(Amended and Restated as of September 1, 2014)

The Restated Certificate of Incorporation supersedes and takes the place of the existing certificate of incorporation and all amendments to it.

ARTICLE I
NAME

The name of the company is Voya Retirement Insurance and Annuity Company.

ARTICLE II
OFFICES

The principal place of business and Home Office of the company shall be One Orange Way, Windsor, Connecticut.

ARTICLE III
POWERS AND PRIVILEGES

The company shall have the power to acquire, by purchase or otherwise, invest in, hold, sell, convey and have and exercise any and all rights of ownership or interest in or to any real or personal property whatsoever, including, without limitation, shares, securities and any other interest in or obligation of other firms, persons, corporations, governmental bodies, or other entities; to borrow money, issue promissory notes, bonds or other evidences of indebtedness and secure the same by mortgage, pledge or other form of security on any or all of its real or personal property or an interest therein; to make contracts of any nature and give security therefor; to carry on business in any place, if not prohibited by the laws of the place where such business is carried on; and to exercise all legal powers necessary or convenient to effect any or all of the purposes stated whether or not such powers are expressly set forth herein.

ARTICLE IV
NATURE OF BUSINESS

The business of the company shall be life insurance, endowments, annuities, accident insurance, health insurance and any other business or type of business which any other corporation now or hereafter chartered by Connecticut and empowered to do a life insurance business may now or hereafter lawfully do; and the company is specifically empowered to accept and to cede reinsurance of any such risks or hazards. The company may exercise such powers outside of Connecticut to the extent permitted by the laws of the particular jurisdiction. Policies or other contracts may be issued stipulated to be with or without participation in profits; and they may be with or without seal. The company may carry on any other lawful business in connection with the foregoing or which is calculated, directly or indirectly, to promote the interest of the company or to enhance the value of its properties.

ARTICLE V
CAPITALIZATION

The capital with which the company shall commence business shall be an amount not less than one thousand dollars. The authorized number of shares of capital stock shall be one hundred thousand (100,000) shares of common capital stock with a par value of fifty dollars ($50) each.

ARTICLE VI
BOARD OF DIRECTORS

Section 1. The company shall have three (3) or more directors, the exact number of which shall be determined from time to time in accordance with the company's by-laws. The names and residence addresses of the board of directors of the company as of the adoption of the amended and restated Certificate of Incorporation are as follows:

Rodney O. Martin, Jr.     Chetlur S. (Chet) Ragavan
15 Central Park West, #3B     4 Ardsley Court
New York, NY 10023     West Windsor, NJ 08550

Mary E. (Maliz) Beams     Michael S. Smith
200 Green Lane     117 Windy Hollow Drive
Weston, MA 02493     Phoenixville, PA 19460

Alain M. Karaoglan     Ewout L. Steenbergen
201 E. 80th Street, #15A     330 E. 55th Street
New York, NY 10075     New York, NY 10027

Section 2. The by-laws of the company may provide for classification of directors as to terms of office, provided no director shall be elected by the shareholders for a shorter term than one year or for a longer term than five years and the classification shall be such that the term of one or more classes shall expire each succeeding year. If any vacancy occurs in the board of directors, such vacancy may be filled by the remaining directors for the unexpired portion of the term, and if the number of directors is increased by an amendment to the by-laws voted by the board of directors between meetings of shareholders, the additional directors, not to exceed three, may be chosen by the board of directors for terms expiring with the next annual meeting thereafter. The by-laws of the company may determine what number of directors shall constitute a quorum for the transaction of business.

Section 3. In action to the powers and authorities herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the company, subject to the provisions of the laws of the State of Connecticut, these Certificate of Incorporation, and the by-laws of the company; provided, however, that no by-law hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such by-law had not been adopted.

ARTICLE VII
ANNUAL MEETING

The annual meeting of the shareholders of the company shall be held at such time and place within the state and upon such notice as may be prescribed in the by-laws of the company.

ARTICLE VIII
DURATION

The company shall have a perpetual duration.

ARTICLE IX
INDEMNIFICATION

The company shall have every power and duty of indemnification of directors, officers, and employees without limitation, as provided in the by-laws and in accordance with the laws of the State of Connecticut.

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